Exhibit 99.1

Duluth Holdings Inc. Announces Inducement Grant Under

NASDAQ Listing Rule 5635(c)(4)

MOUNT HOREB, WI – February 12, 2024 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s workwear, casual wear, outdoor apparel and accessories, today announced that it made an inducement grant to Ms. Heena Agrawal in connection with her employment as the Company’s new Senior Vice President and Chief Financial Officer, effective February 12, 2024.

The Company granted 94,000 shares of restricted stock with a grant date of February 12, 2024, as a material inducement to Ms. Agrawal’s hiring. The restricted stock vests in two tranches—one half on February 12, 2024, her first day of employment (the “First Tranche Shares”), and one half on the third anniversary of the first day of her employment (the “Second Tranche Shares”). The First Tranche Shares are subject to repayment by Ms. Agrawal if Ms. Agrawal voluntarily terminates her employment or is terminated for cause as follows: (i) prior to the 12-month anniversary of the grant date, 100% of the First Tranche Shares will be forfeited; (ii) on or after the 12-month anniversary of the grant date and before the 24-month anniversary of the grant date, 75% of the First Tranche Shares will be forfeited; and (iii) on or after the 24-month anniversary of the grant date and prior to the 36-month anniversary of the grant date, 50% of the First Tranche Shares will be forfeited. The Second Tranche Shares are subject to Ms. Agrawal’s continued employment on the third anniversary of her first day of employment.

The restricted stock was granted outside the terms of the Company’s 2015 Equity Incentive Plan and was approved by the Company’s Board of Directors, Compensation Committee, and the Subcommittee of the Compensation Committee of the Board of Directors, consisting of the independent directors of the Compensation Committee, in reliance on the employment inducement exemption under NASDAQ Listing Rule 5635(c)(4), which requires public announcement of inducement awards. Pursuant to the requirements of that rule, the Company is issuing this press release.

About Duluth Trading

Duluth Trading is a lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee”—if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com.

Investor Contacts:

Tom Filandro

ICR, Inc.

(646) 277-1200

DuluthIR@icrinc.com